Forterra Announces Fourth Quarter and Full Year 2020 Results

Irving, TX - GLOBE NEWSWIRE - February 24, 2021 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter and full year ended December 31, 2020.
Full Year 2020 Highlights
•Increased net sales by 4.2% to $1,594.5 million as compared to $1,529.8 million last year
•Increased gross profit by 27.1% to $376.7 million as compared to $296.4 million last year; gross profit margin improved by more than 400 basis points year-over-year
•Net income for 2020 was $64.5 million, compared to a net loss for 2019 of $7.3 million
•Adjusted EBITDA1 increased by 36.8% to $279.0 million as compared to $203.9 million last year; adjusted EBITDA margin1 improved by more than 400 basis points year-over-year to 17.5% in 2020, compared to 13.3% in 2019
•Generated $243.2 million of operating cash flow in 2020 compared to $146.8 million in 2019, and voluntarily repaid $203.5 million of long-term debt; reduced Net Leverage Ratio2 to 3.7x at year-end from 6.1x a year ago
•Completed two refinancing transactions, extending the maturities of our revolving credit facility and $500 million of our long-term debt to 2025
•Received credit rating upgrades from both Moody’s and S&P
•Received favorable arbitration decision in earnout dispute with HeidelbergCement AG

Fourth Quarter 2020 Highlights
•Increased net sales by 4.6% to $379.9 million as compared to $363.1 million in the prior year quarter
•Increased gross profit by 29.3% to $86.1 million as compared to $66.6 million in the prior year quarter. Gross profit margin improved by more than 400 basis points year-over-year
•Net income of $22.6 million and Adjusted EBITDA of $58.7 million, compared to net loss of $7.7 million and Adjusted EBITDA of $41.5 million in the prior year quarter

1 A reconciliation of non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA margin, to comparable GAAP financial measures is provided in the reconciliation of non-GAAP measures section of this press release.
2 Ratio represents net debt divided by adjusted EBITDA for the prior twelve-month period. Net debt and adjusted EBITDA are non-GAAP measures and a reconciliation thereof to comparable GAAP financial measures is provided in the reconciliation of Non-GAAP measures section of this press release.

1

Forterra CEO Karl Watson, Jr. commented, “I want to thank all of the Forterra team members on the exceptional performance they delivered in 2020 while working diligently to keep safe and healthy during the pandemic. Our strong performance in earnings growth, increased cash flow, and debt reduction that produced a more robust balance sheet demonstrate the results of the continuing execution of our five improvement pillars, which are specifically designed to earn a full and fair return on the products we produce and the capital we have deployed. Our fourth quarter results reflect another step forward toward achieving this aim. We had a solid finish to the year with continued pricing improvements while holding our costs relatively flat. We also saw the predicted improvements in year-over-year shipment volume trends this quarter, especially in our Drainage business, as compared to quarters earlier in the year. As a result, we exceeded our annual earnings and debt reduction guidance that were provided at the end of the third quarter. Net income for the year was $65 million, exceeding our guidance of $30 million to $40 million, and Adjusted EBITDA for the year was at the top end of our guidance of $265 million to $280 million. Voluntary debt repayment was $204 million, exceeding the guidance of $170 million to $185 million. This voluntary debt prepayment, combined with improved earnings, reduced our Net Leverage Ratio2 to 3.7x at year-end."

“In recognition of the collective efforts of our team in rising to overcome the unprecedented challenges of 2020 and their delivery of the much-improved results for the year, during the fourth quarter we accrued a discretionary 2% profit sharing contribution to team members’ 401K (U.S.) or DCPP (Canada) retirement accounts for 2020. The total contribution was $5.2 million, comprised of $2.9 million in Drainage, $2.0 million in Water, and $0.3 million in Corporate. This contribution demonstrated our commitment to investing in our people.”

Mr. Watson continued, "Looking ahead, we remain focused on the execution of our five primary improvement pillars: health and safety, plant-level operational discipline, enhanced commercial capabilities, working capital efficiency, and general and administrative expense effectiveness. For 2021, we expect our focus on these pillars to further enhance our results. While challenges from the pandemic persist, and some of our key raw material prices have increased, our team will make continued progress across all of our five improvement pillars. We are very proud of what we have accomplished 2020, but even more excited about what we can still achieve in 2021 and beyond.”

Segment Results
Drainage Pipe & Products (“Drainage”) - Key Financial and Operational Statistics:

Key Financial Statistics ($ in millions)	Fourth Quarter		Full Year

	Q4 2020	Q4 2019[3]	2020	2019[3]

Net Sales	$211.0	$214.1	$887.4	$913.1
Gross Profit	45.2	37.9	211.6	$201.0
Gross Profit Margin	21.4%	17.7%	23.8%	22.0%
EBITDA	39.7	31.1	187.5	173.0
Adjusted EBITDA	40.6	33.2	198.0	182.1
Adjusted EBITDA Margin	19.2%	15.5%	22.3%	19.9%

Key Operational Statistics[4]	Q4 2020 vs. Q4 2019		FY 2020 vs. FY 2019

Shipment Volumes	-6%		-11%
Average Selling Prices	+5%		+8%

3 During the fourth quarter of 2020, the Company reclassified the pressure pipe business from Water segment to Drainage segment to better align with its organizational structure. As a result, historical segment data was updated to reflect the current segment compositions.
4 Operational statistics only pertain to pipe and precast products and do not include other services, non-volume-based products, or non-core products. Pipe and precast products revenue accounted for approximately 90% of Drainage segment revenue.

Drainage net sales for the fourth quarter slightly decreased by 1.4%, or $3.1 million, to $211.0 million as compared to $214.1 million in the prior year quarter. The decrease was due to lower shipment volumes year-over-year, primarily driven by less favorable weather conditions compared to the last year period, while the volume shortfall seen in the prior sequential quarter progressively improved during the fourth quarter. The impact of volume decline on net sales was mostly offset by higher average selling prices. On a full year basis, Drainage net sales decreased by 2.8%, or $25.7 million, to $887.4 million as compared to $913.1 million in 2019. The decrease was driven by lower shipment volumes year-over-year, primarily due to less favorable weather conditions compared to last year, project delays earlier in the year caused by the COVID-19 pandemic, as well as the impact from the early stage of the Company’s margin-enhanced value before volume commercial strategy improvements. As the Company has continued execution of its commercial strategy, it has made appropriate adjustments to its commercial activities.

Drainage gross profit and gross profit margin for the fourth quarter increased to $45.2 million and 21.4%, respectively, as compared to $37.9 million and 17.7%, respectively, in the prior year quarter. Gross profit and gross profit margin for the prior year quarter were negatively impacted by a $5.4 million non-cash inventory valuation adjustment, as well as higher operating expenses. In addition, higher average selling prices in 2020 further contributed to the year-over-year increase.

On a full year basis, Drainage gross profit and gross profit margin increased to $211.6 million and 23.8%, respectively, as compared to $201.0 million and 22.0%, respectively, in 2019. The increase was primarily due to higher average selling prices caused by a combination of true pricing improvements and the effect of product and geographic sales mix, partially offset by lower shipment volumes year-over-year.

Drainage EBITDA, Adjusted EBITDA and Adjusted EBITDA margin during the fourth quarter increased to $39.7 million, $40.6 million and 19.2%, respectively, compared to $31.1 million, $33.2 million and 15.5%, respectively, in the prior year quarter. On a full year basis, Drainage EBITDA, Adjusted EBITDA and Adjusted EBITDA margin increased to $187.5 million, $198.0 million and 22.3%, respectively, as compared to $173.0 million, $182.1 million, and 19.9%, respectively, in 2019. The improvements generally reflect the same dynamics as discussed above in the gross profit and gross profit margin analysis.

Water Pipe & Products (“Water”) - Key Financial and Operational Statistics:

Key Financial Statistics ($ in millions)	Fourth Quarter		Full Year

	Q4 2020	Q4 2019[3]	2020	2019[3]

Net Sales	$168.9	$149.0	$707.1	$616.7
Gross Profit	40.9	28.6	165.1	95.6
Gross Profit Margin	24.2%	19.2%	23.3%	15.5%
EBITDA	35.5	24.0	145.5	82.8
Adjusted EBITDA	35.9	26.0	146.9	85.5
Adjusted EBITDA Margin	21.3%	17.4%	20.8%	13.9%

Key Operational Statistics[5]	Q4 2020 vs. Q4 2019		FY 2020 vs. FY 2019

Shipment Volumes	+1%		+3%
Average Selling Prices	+15%		+14%
3 During the fourth quarter of 2020, the Company reclassified the pressure pipe business from Water segment to Drainage segment to better align with its organizational structure. As a result, historical segment data was updated to reflect the current segment compositions.
5 Operational statistics only pertain to ductile iron pipe products and do not include other services, non-volume-based products, or non-core products. Ductile iron pipe revenue accounted for approximately 90% of Water segment revenue.

Water net sales for the fourth quarter increased by 13.4%, or $19.9 million, to $168.9 million as compared to $149.0 million in the prior year quarter. On a full year basis, Water net sales increased by 14.7%, to $707.1 million as compared to $616.7 million in 2019. These year-over-year increases were mostly driven by higher average selling prices, coupled with a small increase in shipment volumes.

Water gross profit and gross profit margin for the fourth quarter increased to $40.9 million and 24.2%, respectively, as compared to $28.6 million and 19.2%, respectively, in the prior year quarter. On a full year basis, Water gross profit and gross profit margin significantly increased to $165.1 million and 23.3%, respectively, as compared to $95.6 million and 15.5%, respectively, in 2019. These increases were primarily driven by higher average selling prices, while unit cost remained relatively flat.

Water EBITDA, Adjusted EBITDA and Adjusted EBITDA margin during the fourth quarter increased to $35.5 million, $35.9 million and 21.3%, respectively, compared to $24.0 million, $26.0 million and 17.4%, respectively, in the prior year quarter. On a full year basis, Water EBITDA, Adjusted EBITDA and Adjusted EBITDA margin significantly increased to $145.5 million, $146.9 million and 20.8%, respectively, as compared to $82.8 million, $85.5 million, and 13.9%, respectively, in 2019. These improvements reflect the same dynamics as discussed above in the gross profit and gross profit margin analysis.

Corporate and Other (“Corporate”)
During the fourth quarter, Corporate EBITDA and Adjusted EBITDA loss were $20.0 million and $17.8 million, respectively, compared to $20.0 million and $17.7 million, respectively, in the prior year quarter. On a full year basis, Corporate EBITDA and Adjusted EBITDA loss were $90.7 million and $65.9 million, respectively, compared to $74.2 million and $63.7 million, respectively, in the prior year quarter. On a reported basis, the increase in Corporate segment EBITDA loss was primarily driven by a $12.3 million loss on extinguishment of debt as a result of the Company’s prepayments of term loan debt and the consequent write-offs of the corresponding debt issuance costs. The year-over-year increase in Corporate adjusted EBITDA loss, which excludes the loss on extinguishment of term loan debt, was slightly higher than in the prior year, primarily due to increased annual bonus accruals driven by the significantly improved business performance.

Other Items – Income Taxes
Tax expense for the year was $8.4 million (effective tax rate of 11.5%) compared to the prior year tax benefit of $3.3 million. With the improved earnings in 2020, the Company released $11.8 million, or $0.18 on a per share basis, of valuation allowance against its deferred tax assets, resulting in the lower than statutory tax rate. The prior year's tax benefit was mainly driven by the pre-tax loss the Company generated.

Balance Sheet and Liquidity
As of December 31, 2020, the Company had cash of $25.7 million and total debt of $914.9 million, which was comprised of $500 million of senior secured notes due in July 2025 and $414.9 million of term loan due in October 2023. There were no outstanding borrowings under the Company's $350 million revolving credit facility at year-end. Net cash from operating activities during the year was $243.2 million, a 65.7% increase from $146.8 million in 2019. During 2020, the Company continued its commitment to its strategy to reduce leverage and voluntarily prepaid $203.5 million of term loan; as a result, Net Leverage Ratio2 reduced to 3.7x at year-end compared to 6.1x a year ago.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and storm water management. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one-stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements.

Some of the risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements include risks and uncertainties relating to the pending merger with Quikrete Holdings, Inc.; the impacts of the COVID-19 pandemic; the level of construction activity, particularly in the residential construction and non-residential construction markets; government funding of infrastructure and related construction activities; the highly competitive nature of our industry and our ability to effectively compete; the availability and price of the raw materials we use in our business; the ability to implement our growth strategy; our dependence on key customers and the absence of long-term agreements with these customers; the level of construction activity in Texas; energy costs; disruption at one or more of our manufacturing facilities or in our supply chain; construction project delays and our inventory management; our ability to successfully integrate acquisitions; labor disruptions and other union activity; a tightening of mortgage lending or mortgage financing requirements; compliance with environmental laws and regulations; compliance with health and safety laws and regulations and other laws and regulations to which we and our products are subject to; our dependence on key executives and key management personnel; our ability, or that of the customers with which we work, to retain and attract additional skilled and non-skilled technical or sales personnel; credit and non-payment risks of our customers; warranty and related claims; legal and regulatory claims; the seasonality of our business and its susceptibility to adverse weather; our contract backlog; our ability to maintain sufficient liquidity and ensure adequate financing or guarantees for large projects; delays or outages in our information technology systems and computer networks; security breaches in our information technology systems and other cybersecurity incidents and additional factors discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

FORTERRA, INC.
Consolidated Statements of Operations
(in millions, except per share data)

	Quarter ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	unaudited	unaudited
Net sales	$379.9	$363.1	$1,594.5	$1,529.8
Cost of goods sold	293.8	296.5	1,217.8	1,233.4
Gross profit	86.1	66.6	376.7	296.4
Selling, general & administrative expenses	(57.2)	(56.5)	(221.8)	(221.8)
Impairment and exit charges	—	(2.2)	(2.5)	(3.5)
Other operating income, net	1.8	0.1	1.4	1.1
	(55.4)	(58.6)	(222.9)	(224.2)
Income from operations	30.7	8.0	153.8	72.2

Other income (expenses)
Interest expense	(19.4)	(21.2)	(79.9)	(95.0)
Gain (loss) on extinguishment of debt	(0.8)	1.3	(12.3)	1.7
Earnings from equity method investee	3.1	1.5	11.3	10.5
Income (loss) before income taxes	13.6	(10.4)	72.9	(10.6)
Income tax (expense) benefit	9.0	2.7	(8.4)	3.3
Net income (loss)	$22.6	$(7.7)	$64.5	$(7.3)

Earnings (loss) per share:
Basic	$0.34	$(0.12)	$0.99	$(0.11)
Diluted	$0.33	$(0.12)	$0.94	$(0.11)

Weighted average common shares outstanding:
Basic	65.8	64.6	65.3	64.2
Diluted	69.2	64.6	68.2	64.2

FORTERRA, INC.
Consolidated Balance Sheets
(in millions)

	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$25.7	$34.8
Receivables, net	227.9	205.8
Inventories	222.9	238.5
Prepaid expenses	8.0	11.0
Other current assets	2.0	8.9
Total current assets	486.5	499.0
Non-current assets
Property, plant and equipment, net	451.1	475.6
Operating lease right-of-use assets	54.4	60.3
Goodwill	509.1	508.8
Intangible assets, net	101.4	142.7
Investment in equity method investee	48.3	50.0
Other long-term assets	5.0	3.7
Total assets	$1,655.8	$1,740.1
LIABILITIES AND EQUITY
Current liabilities
Trade payables	$134.1	$102.4
Accrued liabilities	115.8	88.8
Deferred revenue	8.2	9.5
Current portion of long-term debt	12.5	12.5
Current portion of tax receivable agreement	8.3	13.2
Total current liabilities	278.9	226.4
Non-current liabilities
Senior term loan	395.5	1,085.8
Senior secured notes	492.0	—
Long-term finance lease liabilities	142.2	137.4
Long-term operating lease liabilities	50.9	54.4
Deferred tax liabilities	9.7	28.9
Other long-term liabilities	36.9	22.0
Long-term tax receivable agreement	55.9	64.2
Total liabilities	1,462.0	1,619.1
Commitments and Contingencies
Equity
Common stock, $0.001 par value. 190.0 shares authorized; 66.0 and 64.7 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Additional paid-in-capital	252.6	244.5
Accumulated other comprehensive loss	(6.9)	(7.1)
Retained deficit	(51.9)	(116.4)
Total shareholders' equity	193.8	121.0
Total liabilities and shareholders' equity	$1,655.8	$1,740.1

FORTERRA, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$64.5	$(7.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation & amortization expense	89.5	97.3
Loss on disposal of property, plant and equipment	0.6	2.0
(Gain) / loss on extinguishment of debt	12.3	(1.7)
Amortization of debt discount and issuance costs	6.6	8.0
Stock-based compensation expense	9.5	7.9
Impairment of property, plant, and equipment and goodwill	1.2	0.1
Earnings from equity method investee	(11.3)	(10.5)
Distributions from equity method investee	13.0	11.0
Unrealized loss on derivative instruments, net	0.8	6.4
Unrealized foreign currency losses, net	0.3	—
Provision (recoveries) for doubtful accounts	(0.3)	0.4
Deferred income taxes	(19.3)	(20.1)
Other non-cash items	5.2	1.3
Change in assets and liabilities:
Receivables, net	(21.4)	(7.4)
Inventories	15.7	47.5
Other current assets	9.7	0.5
Accounts payable and accrued liabilities	53.9	2.7
Other assets & liabilities	12.7	8.7
NET CASH PROVIDED BY OPERATING ACTIVITIES	243.2	146.8
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(34.0)	(53.7)
Proceeds from sale of fixed assets	15.6	11.4
NET CASH USED IN INVESTING ACTIVITIES	(18.4)	(42.3)
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt issuance costs	(11.4)	—
Proceeds from issuance of common stock, net	2.4	1.7
Payments on term loan	(707.6)	(95.7)
Proceeds from senior secured notes	500.0	—
Proceeds from revolver	180.0	54.0
Payments on revolver	(180.0)	(54.0)
Payments pursuant to tax receivable agreement	(13.1)	(11.4)
Other financing activities	(4.5)	(0.8)
NET CASH USED IN FINANCING ACTIVITIES	(234.2)	(106.2)
Effect of exchange rate changes on cash	0.3	0.7
Net change in cash and cash equivalents	(9.1)	(1.0)
Cash and cash equivalents, beginning of period	34.8	35.8
Cash and cash equivalents, end of period	25.7	34.8

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate Adjusted EBITDA as the sum of net income (loss), before interest expense (including (gains) losses from extinguishment of debt), depreciation and amortization, income tax benefit (expense) and before (gains) losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and pro-rata share of Adjusted EBITDA from equity method investee, minus earnings from equity method investee. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and Adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and Adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and Adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and Adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, Adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, Adjusted EBITDA and Adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

This release also includes Net debt, a non-GAAP measure that represents the sum of long-term debt, the current portion of long-term debt, debt issuance cost and original issue discount and finance lease liabilities less cash and cash equivalents. Management uses net debt as one of the means by which it assesses financial leverage, and it is therefore useful to investors in evaluating our business using the same measures as management. Net debt is also useful to investors because it is often used by securities analysts and other interested parties in evaluating our business. Net debt does however have certain limitations and should not be considered as an alternative to or in isolation from long-term debt or any other measure calculated in accordance with GAAP.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using non-GAAP measures as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

FORTERRA, INC.
Reconciliation of net income (loss) to adjusted EBITDA
(in millions)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	unaudited	unaudited
Net income (loss)	$22.6	$(7.7)	$64.5	$(7.3)
Interest expense	19.4	21.2	79.9	95.0
Depreciation and amortization	22.2	24.3	89.5	97.2
Income tax (benefit) expense	(9.0)	(2.7)	8.4	(3.3)
EBITDA[1]	55.2	35.1	242.3	181.6
(Gain) loss on sale of property, plant & equipment, net	(1.3)	0.5	0.6	2.1
Loss (gain) on extinguishment of debt	0.8	(1.3)	12.3	(1.7)
Impairment and exit charges[2]	0.4	2.2	3.9	3.5
Transaction costs[3]	(0.3)	0.9	5.3	3.0
Inventory step-up impacting margin[4]	—	—	—	0.3
Non-cash compensation[5]	1.7	3.1	9.5	7.9
Other [6]	1.2	—	1.2	3.3
Earnings from equity method investee [7]	(3.1)	(1.5)	(11.3)	(10.5)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	4.1	2.5	15.2	14.4
Adjusted EBITDA	$58.7	$41.5	$279.0	$203.9
Adjusted EBITDA margin	15.5%	11.4%	17.5%	13.3%
Gross profit	86.1	66.6	376.7	296.4
Gross profit margin	22.7%	18.3%	23.6%	19.4%

1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2Impairment or abandonment of long-lived assets and other exit charges.
3Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.
4Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.
5Non-cash equity compensation expense.
6Other includes one-time charges such as executive severance costs and (gains) losses from divestiture transactions.
7Net income from Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of accounting.
8Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in millions)

For the three months ended December 31, 2020:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$39.7	$35.5	$(20.0)	$55.2

(Gain) loss on sale of property, plant & equipment, net[2]	$(1.8)	0.5	—	(1.3)
Loss on extinguishment of debt	$—	—	0.8	0.8
Impairment and exit charges[3]	$0.2	0.2	—	0.4
Transaction costs[4]	$—	—	(0.3)	(0.3)
Non-cash compensation[6]	$—	0.1	1.6	1.7
Other [7]	$1.5	(0.4)	0.1	1.2
Earnings from equity method investee [8]	$(3.1)	—	—	(3.1)
Pro-rata share of Adjusted EBITDA from equity method investee [9]	$4.1	—	—	4.1
Adjusted EBITDA	$40.6	$35.9	$(17.8)	$58.7
Adjusted EBITDA margin	19.2%	21.3%	NM	15.5%

Net sales	$211.0	$168.9	$—	$379.9
Gross profit	$45.2	$40.9	$—	$86.1

For the three months ended December 31, 2019:	Drainage Pipe & Products(a)	Water Pipe & Products(a)	Corporate and Other	Total
EBITDA[1]	$31.1	$24.0	$(20.0)	$35.1

Loss on sale of property, plant & equipment, net[2]	0.3	0.2	—	0.5
Gain on extinguishment of debt			(1.3)	(1.3)
Impairment and exit charges[3]	0.1	2.1	—	2.2
Transaction costs[4]	—	—	0.9	0.9
Non-cash compensation[6]	0.3	0.1	2.7	3.1
Other [7]	0.4	(0.4)	—	—
Earnings from equity method investee [8]	(1.5)	—	—	(1.5)
Pro-rata share of Adjusted EBITDA from equity method investee [9]	2.5	—	—	2.5
Adjusted EBITDA	$33.2	$26.0	$(17.7)	$41.5
Adjusted EBITDA margin	15.5%	17.4%	NM	11.4%

Net sales	$214.1	$149.0	$—	$363.1
Gross profit	$37.9	$28.6	$0.1	$66.6

FORTERRA, INC.
Reconciliation of segment EBITDA to segment adjusted EBITDA
(in millions)

For the year ended December 31, 2020:	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$187.5	$145.5	$(90.7)	$242.3

(Gain) loss on sale of property, plant & equipment, net[2]	(0.2)	0.8	—	0.6
Loss on extinguishment of debt	—	—	12.3	12.3
Impairment and exit charges[3]	2.6	1.3	—	3.9
Transaction costs[4]	—	—	5.3	5.3
Non-cash compensation[6]	1.4	0.9	7.2	9.5
Other [7]	2.8	(1.6)	—	1.2
Earnings from equity method investee [8]	(11.3)	—	—	(11.3)
Pro-rata share of Adjusted EBITDA from equity method investee [9]	15.2	—	—	15.2
Adjusted EBITDA	$198.0	$146.9	$(65.9)	$279.0
Adjusted EBITDA margin	22.3%	20.8%	NM	17.5%

Net sales	$887.4	$707.1	$—	$1,594.5
Gross profit	$211.6	$165.1	$—	$376.7

For the year ended December 31, 2019:	Drainage Pipe & Products(a)	Water Pipe & Products(a)	Corporate and Other	Total
EBITDA[1]	$173.0	$82.8	$(74.2)	$181.6

Loss on sale of property, plant & equipment, net[2]	1.6	0.5	—	2.1
Gain on extinguishment of debt	—	—	(1.7)	(1.7)
Impairment and exit charges[3]	0.2	3.3	—	3.5
Transaction costs[4]	—	—	3.0	3.0
Inventory step-up impacting margin[5]	0.3	—	—	0.3
Non-cash compensation[6]	1.6	0.4	5.9	7.9
Other[7]	1.5	(1.5)	3.3	3.3
Earnings from equity method investee [8]	(10.5)	—	—	(10.5)
Pro-rata share of Adjusted EBITDA from equity method investee [9]	14.4	—	—	14.4
Adjusted EBITDA	$182.1	$85.5	$(63.7)	$203.9
Adjusted EBITDA margin	19.9%	13.9%	NM	13.3%

Net sales	$913.1	$616.7	$—	$1,529.8
Gross profit	$201.0	$95.6	$(0.2)	$296.4

(a)During the fourth quarter of 2020, the Company reclassified the pressure pipe business from Water segment to Drainage segment to better align with its organizational structure. As a result, historical segment data was updated to reflect the current segment compositions
1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2(Gain) loss on sale of property, plant and equipment.
3Impairment or abandonment of long-lived assets and other exit charges.
4Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

5Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.
6Non-cash equity compensation expense.
7Other includes one-time charges such as executive severance costs and (gains) losses from divestiture transaction.
8Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.
9Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

Reconciliation of Long-Term Debt to Total Debt and Net Debt
(in millions)

	December 31,	December 31,
	2020	2019
Long-term debt	$887.5	$1,085.8
Current portion of long-term debt	12.5	12.5
Carrying value of long-term debt	900.0	1,098.3
Add: Debt issuance cost and original issuance discount for Senior Term Loan	6.9	25.1
Add: Debt issuance cost and original issuance discount for Senior Secured Notes	8.0	—
Gross value of long-term debt	914.9	1,123.4
Add: Short-term finance lease liabilities	17.0	16.5
Long-term finance lease liabilities	142.2	137.4
Total debt	1,074.1	1,277.3
Less: Cash and cash equivalents	(25.7)	(34.8)
Net debt	$1,048.4	$1,242.5

Source: Forterra, Inc.

Company Contact Information:
Charlie Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com